As filed with the Securities and Exchange Commission on December 18, 2002
Investment Company Act File No. 811-10171

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM N-2
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	|X|
Amendment No. 2 (Check appropriate box or boxes.)

Master Senior Floating Rate Trust (Exact Name Of Registrant As Specified In Charter)

800 Scudders Mill Road Plainsboro, New Jersey 08536 (Address of Principal Executive Offices)

(609) 282-2800 (Registrant’s Telephone Number, Including Area Code)

Terry K. Glenn Master Senior Floating Rate Trust 800 Scudders Mill Road Plainsboro, New Jersey 08536 (Name and Address of Agent for Service)

Copies to:

Counsel for the Trust: Laurin Blumenthal Kleiman, Esq. Sidley Austin Brown & Wood LLP 787 Seventh Avenue New York, New York 10019	Philip L. Kirstein, Esq. Fund Asset Management, L.P. P.O. Box 9011 Princeton, New Jersey 08543-9011

EXPLANATORY NOTE

This Registration Statement on Form N-2 has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand alone document.

PART A December 18, 2002

MASTER SENIOR FLOATING RATE TRUST

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A, and Items 24.2l and 24.2o of Part C have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2. No reference is made to inapplicable Items pursuant to Rule 495(c) under the 1933 Act.

Master Senior Floating Rate Trust (the “Trust”) is part of a master-feeder structure (as described below). This Registration Statement should be read in conjunction with Post-Effective Amendment No. 2 of the Registration Statement on Form N-2 (Securities Act File No. 333-52372 and Investment Company Act File No. 811-09229) of Merrill Lynch Senior Floating Rate Fund II, Inc. (the “Merrill Lynch Fund II”), as filed with the Securities and Exchange Commission (the “Commission”) on December 13, 2002, and as amended from time to time (the “Merrill Lynch Fund II Registration Statement”). Currently, the Merrill Lynch Fund II is the only feeder fund that invests in the Trust. The Merrill Lynch Registration Statement includes the prospectus of the Merrill Lynch Fund II.

The Trust is part of a “master/feeder” structure. The Merrill Lynch Fund II and any other feeder fund that may invest in the Trust are referred to herein as “Feeder Funds.” The Feeder Funds invest their respective assets in beneficial interests in the Trust. Currently, the Merrill Lynch Fund II is currently the only Feeder Fund that invests in the Trust. Merrill Lynch Fund II has substantially the same objectives and policies as the Trust. All portfolio investments are made at the Trust level.

On December 4, 2002, the Board of Directors of Merrill Lynch Senior Floating Rate Fund, Inc. (the “Merrill Lynch Fund”) approved the transfer of all of the assets of Merrill Lynch Fund to the Trust. Merrill Lynch Fund will become a Feeder Fund that invests in the Trust, in addition to the existing Feeder Fund, Merrill Lynch Fund II. Merrill Lynch Fund has substantially the same objectives and policies as the Trust. All portfolio investments will be made at the Trust level. Merrill Lynch Fund expects to transfer its assets to the Trust, in the normal course of business, in early 2003.

Item 3.1. Fee Table.

Amount
Shareholder Transaction Expenses:
Maximum Sales Load (as a percentage of offering price)	None
Annual Expenses (as a percentage of net assets attributable to common shares):
Investment Advisory Fees (a)	0.95%
Interest Payments on Borrowed Funds (b)	0.03%
Other Expenses (c)	0.14%

Total Annual Expenses	1.12%


(a)	The Trust pays the Investment Adviser an advisory fee of 0.95%. See “Item 9” — page 14.
(b)	Typically the Trust will borrow only when sufficient cash is otherwise unavailable to satisfy a Feeder Fund’s tender offers. See “Item 10” — page 17.
(c)	The Investment Adviser or its affiliates provide certain accounting services to the Trust and the Trust reimburses the Investment Adviser or its affiliates for such services.

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
Example	1 year	3 years	5 years	10 years
An investor would pay the following expenses on a $1,000 investment, assuming (1) total annual expenses of 1.12%, (2) a 5% annual return throughout the periods; and (3) tender at the end of the period.	$11	$36	$62	$136
An investor would pay the following expenses on a $1,000 investment assuming no tender at the end of the period	$11	$36	$62	$136

Fee Table is intended to assist investors in understanding the costs and expenses that a shareholder in the Trust will bear directly or indirectly. The Example should not be considered a representation of past or future expenses or annual rates of return, and actual expenses or annual rates of return may be more or less than those assumed for purposes of the Example. Each Feeder Fund pays its operating expenses. The effects of these expenses are reflected in each Feeder Fund’s net asset value or dividends and are not directly charged to the shareholder’s account.

Item 8. General Description of the Registrant.

1. General:

The Trust is a continuously offered, non-diversified, closed-end management investment company. The Trust was organized on May 9, 2000 as a business trust under the laws of the State of Delaware and has registered under the 1940 Act. Beneficial interests in the Trust are issued solely in private placement transactions which do not involve any “public offering” within the meaning of Regulation D under the 1933 Act. Investments in the Trust may be made only by investment companies or certain other entities which are “accredited investors” within the meaning of Regulation D under the 1933 Act. This registration statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

2. Investment Objectives and Policies:

a. The Trust’s investment objective is to provide as high a level of current income and such preservation of capital as is consistent with investment in senior collateralized corporate loans (“corporate loans”) primarily in the form of participation interests, as defined below, made by banks or other financial institutions. It is anticipated that the corporate loans will pay interest at rates that float at a margin above a generally recognized base lending rate such as the prime rate of a designated U.S. bank, or which adjust periodically at a margin above the Certificate of Deposit (“CD”) rate or the London InterBank Offered Rate (“LIBOR”). This is a fundamental policy of the Trust and may not be changed without a vote of a majority of the outstanding shares of voting securities of the Trust. There can be no assurances that the investment objective of the Trust will be realized.

Corporate Loans. The Trust invests primarily in corporate loans that are direct obligations of a borrower undertaken to finance the growth of the borrower’s business or a capital restructuring. Corporate loans may also include debtor in possession financings pursuant to Chapter 11 of the U.S. Bankruptcy Code and obligations of a borrower issued in connection with a restructuring pursuant to Chapter 11 of the U.S. Bankruptcy Code. A significant portion of such corporate loans are highly leveraged loans such as leveraged buy-out loans, leveraged recapitalization loans and other types of acquisition loans.

The Trust also may invest in privately placed notes, credit-linked notes, structured notes or other instruments with credit and pricing terms that are, in the opinion of the Investment Adviser, consistent with investment in senior collateralized corporate loans.

The Trust may receive and/or pay certain fees in connection with its lending activities. These fees are in addition to interest payments received and may include facility fees, commitment fees, amendment and waiver fees, commissions and prepayment fees. When the Trust buys a corporate loan, it may receive a facility fee, and when it sells a corporate loan, it may pay a facility fee. In certain circumstances, the Trust may receive a prepayment fee on the prepayment of a corporate loan by a borrower. In connection with the acquisition of corporate loans, the Trust also may acquire warrants and other debt and equity securities of the borrower or its affiliates. The acquisition of such debt and equity securities will only be incidental to the Trust’s purchase of an interest in a corporate loan. The Fund may also acquire other debt and equity securities of the borrower in connection with an amendment, waiver, conversion or exchange of a corporate loan or in connection with a bankruptcy or workout of the borrower.

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Credit Quality. The Trust invests in a corporate loan only if, in the Investment Adviser’s judgment, the borrower can meet debt service on such loan. The Investment Adviser performs its own credit analysis of each borrower. Since the minimum debt rating of a borrower may not have a meaningful relationship to the quality of such borrower’s senior collateralized debt, the Trust does not impose any minimum standard regarding the rating of other debt instruments of the borrower. The Trust may invest without limitation in corporate loans rated below investment grade (i.e., rated below BBB by Standard & Poor’s (“S&P”) or Baa by Moody’s Investors Service, Inc., (“Moody’s”)) or which are unrated but of similar credit quality.

In addition, the Investment Adviser will consider other factors deemed by it to be appropriate to the analysis of the borrower and the corporate loan. Such factors include financial ratios of the borrower such as pre-tax interest coverage, leverage ratios, the ratio of cash flows to total debt and the ratio of tangible assets to debt. In its analysis of these factors, the Investment Adviser also will be influenced by the nature of the industry in which the borrower is engaged, the nature of the borrower’s assets and the Investment Adviser’s assessments of the general quality of the borrower.

The primary consideration in selecting such corporate loans for investment by the Trust is the creditworthiness of the borrower. The Investment Adviser performs its own independent credit analysis of the borrower in addition to utilizing information prepared and supplied by the agent bank, Co-lender or participant (each defined below) from whom the Trust purchases its participation interest in a corporate loan. The Investment Adviser’s analysis continues on an ongoing basis for any corporate loans in which the Trust has invested. Although the Investment Adviser uses due care in making such analysis, there can be no assurance that such analysis will disclose factors that may impair the value of the corporate loan.

Corporate loans made in connection with highly leveraged transactions are subject to greater credit risks than other corporate loans in which the Trust may invest. These credit risks include a greater possibility of default or bankruptcy of the borrower and the assertion that the pledging of collateral to secure the loan constituted a fraudulent conveyance or preferential transfer which can be nullified or subordinated to the rights of other creditors of the borrower under applicable law.

The secondary market for trading of corporate loans continues to develop and mature. One of the effects of a more active and liquid secondary market, however, is that a corporate loan may trade at a premium or discount to the principal amount, or par value, of the loan. There are many factors that influence the market value of a corporate loan, including technical factors relating to the operation of the loan market, supply and demand conditions, market perceptions about the credit quality or financial condition of the borrower, or more general market perceptions about the industry in which the borrower operates. The Trust participates in this secondary market for corporate loans, purchasing and selling loans that may trade at a premium or discount to the par value of the loan. The Trust may invest in corporate loans that trade at a discount to the principal amount of the loan (“discount loans”); provided, that the investment is made on the basis of the loan’s current yield, and not on the basis of the loan’s potential for capital appreciation. In addition, at the time of the Trust’s investment in the discount loan, the borrower cannot be in payment default on the loan or subject to bankruptcy or insolvency proceedings, and the borrower must, in the Investment Adviser’s judgment, be able to continue to meet debt service on the loan. The investment in the discount loan must also be consistent with the investment criteria and credit standards applied by the Investment Adviser to loans purchased at par value.

The Trust does not have a policy with regard to minimum ratings for corporate loans in which it may invest. Investments in corporate loans are based primarily on the Investment Adviser’s independent credit analyses of a particular borrower. Moreover, the Investment Adviser does not regard the ratings of other publicly held securities of a borrower to be relevant to its investment considerations.

The corporate loans in which the Trust invests, in many instances, hold the most senior position in the capitalization structure of the borrower, and, in any case, in the judgment of the Investment Adviser, are in the category of senior debt of the borrower. Each corporate loan is secured by collateral that the Investment Adviser believes to have a market value, at the time of the Trust’s investment in the corporate loan, that equals or exceeds the principal amount of the corporate loan. The Investment Adviser will value the collateral by methods that may include reference to a borrower’s financial statements, an independent appraiser, comparison to market comparables or by obtaining the market value of such collateral if it is readily ascertainable. In the event of a

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default, however, the ability of the lender to have access to the collateral may be limited by bankruptcy and other insolvency laws. The value of the collateral may decline below the amount of the corporate loan subsequent to the Trust’s investment in the loan. Under certain circumstances, the collateral is released with the consent of the agent bank and co-lenders or pursuant to the terms of the underlying credit agreement with the borrower. There is no assurance that the liquidation of the collateral will satisfy the borrower’s obligation in the event of nonpayment of scheduled interest or principal, or that the collateral could be readily liquidated. As a result, the Trust might not receive payments to which it is entitled and thereby may experience a decline in the value of the investment and, possibly, the Trust’s net asset value.

In the case of highly leveraged loans, a borrower generally is required to pledge collateral that may include (i) working capital assets, such as accounts receivable and inventory, (ii) tangible fixed assets, such as real property, buildings and equipment, (iii) intangible assets, such as trademarks, copyrights and patent rights and/or (iv) security interests in securities of subsidiaries or affiliates. Collateral also may include guarantees or other credit support by subsidiaries or affiliates. In some cases, the only collateral for the corporate loan is the stock of the borrower and/or its subsidiaries and affiliates. To the extent such a corporate loan is secured by stock of the borrower and/or its subsidiaries and affiliates, such stock may lose all of its value in the event of a bankruptcy or insolvency of the borrower. In the case of corporate loans to privately held companies, the companies’ owners may provide additional credit support in the form of guarantees and/or pledges of other securities that they own.

In the case of project finance loans, the borrower is generally a special purpose entity that pledges undeveloped land and other non-income producing assets as collateral and obtains construction completion guaranties from third parties, such as the project sponsor. Project finance credit facilities typically provide for payment of interest from escrowed funds during a scheduled construction period, and for the pledge of current and fixed assets after the project is constructed and becomes operational. During the construction period, however, the lenders bear the risk that the project will not be constructed in a timely manner, or will exhaust project funds prior to completion. In such an event, the lenders may need to take legal action to enforce the completion guaranties, or may need to lend more money to the project on less favorable financing terms, or may need to liquidate the undeveloped project assets. There can be no assurance in any of such cases that the lenders will recover all of their invested capital.

Floating or Variable Rate Corporate Loans. Under normal market conditions, the Trust will invest at least 80% of its assets in corporate loans that have floating or variable interest rates. Under normal market conditions, at least 65% of the total assets of the Trust will be invested in floating or variable rate loans made to corporate borrowers. Corporate loans to other than corporate borrowers are not counted for purposes of the 65% test, but are counted for purposes of the 80% test.

The rate of interest payable on floating or variable rate corporate loans is established as the sum of a base lending rate plus a specified margin. These base lending rates generally are the Prime Rate of a designated U.S. bank, LIBOR, the CD rate or another base lending rate used by commercial lenders. The interest rate on Prime Rate-based corporate loans floats daily as the Prime Rate changes, while the interest rate on LIBOR-based and CD-based corporate loans is reset periodically, typically every 30 days to one year. Certain of the floating or variable rate corporate loans in which the Trust invests permit the borrower to select an interest rate reset period of up to one year. A portion of the Trust’s portfolio may be invested in corporate loans with interest rates that are fixed for the term of the loan. Investment in corporate loans with longer interest rate reset periods or fixed interest rates may increase fluctuations in the Fund’s net asset value as a result of changes in interest rates. However, the Trust attempts to hedge all of its fixed rate corporate loans against fluctuations in interest rates by entering into interest rate swap transactions. The Trust attempts to maintain a portfolio of corporate loans that have a dollar weighted average period to the next interest rate adjustment of no more than 90 days.

Unsecured Loans and Short Term Investments. Generally the Trust invests at least 80% of its assets in senior collateralized corporate loans. The remainder of the Trust’s assets may be invested in unsecured senior loans. The Trust also may invest in cash or in secured or unsecured short term debt obligations. Short term debt obligations in which the Trust invests are rated investment grade (i.e., within the four highest rating categories assigned by a nationally recognized rating service) or, if not rated, are determined to be of comparable quality by the Investment Adviser. Obligations rated in the fourth highest rating category may include obligations considered to have certain speculative characteristics.

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Portfolio Maturity. The Trust has no restrictions on portfolio maturity, but it is anticipated that a majority of the corporate loans in which it invests will have stated maturities ranging from three to ten years. However, such corporate loans usually require, in addition to scheduled payments of interest and principal, the prepayment of the corporate loan from excess cash flow and may permit the borrower to prepay at its election. The degree to which borrowers prepay corporate loans, whether as a contractual requirement or at their election, may be affected by general business conditions, the financial condition of the borrower and competitive conditions among lenders, among other factors. Accordingly, prepayments cannot be predicted with accuracy. Upon a prepayment, the Trust may receive both a prepayment fee from the prepaying borrower and a facility fee on the purchase of a new corporate loan with the proceeds from the prepayment of the former. Such fees may mitigate any adverse impact on the yield of the Trust’s portfolio which may arise as a result of prepayments and the reinvestment of such proceeds in corporate loans bearing lower interest rates. As a result of prepayments, the average life of the corporate loans is expected to be in the two to three year range.

Foreign and Domestic Borrowers. The Trust may invest in corporate loans that are made to non-U.S. Borrowers, provided that the loans are U.S. dollar-denominated or otherwise provide for payment in U.S. dollars, and any such borrower meets the credit standards established by the Investment Adviser for U.S. borrowers. The Trust similarly may invest in corporate loans made to U.S. borrowers with significant non-dollar denominated revenues, provided that the loans are U.S. dollar-denominated or otherwise provide for payment to the Trust in U.S. dollars. In all cases where the corporate loans are not denominated in U.S. dollars, the corporate loan facility will provide for payments to the lenders, including the Trust, in U.S. dollars pursuant to foreign currency swap arrangements. Loans to such non-U.S. borrowers or U.S. borrowers may involve risks not typically involved in domestic investment, including fluctuation in foreign exchange rates, future foreign political and economic developments, and the possible imposition of exchange controls or other foreign or U.S. governmental laws or restrictions applicable to such loans. With respect to certain foreign countries, there is the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments which could affect the Trust’s investments in those countries. Moreover, individual foreign economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payment position. In addition, information with respect to non-U.S. Borrowers may differ from that available with respect to U.S. borrowers, since foreign companies are not generally subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to U.S. borrowers.

Loans to non-U.S. Borrowers or to U.S. borrowers with significant non-U.S. dollar-denominated revenues may provide for conversion of all or part of the loan from a U.S. dollar-denominated obligation into a foreign currency obligation at the option of the borrower. The Trust may invest in corporate loans that were converted into non-U.S. dollar-denominated obligations only when the corporate loan facility provides for payments to the lenders in U.S. dollars pursuant to foreign currency swap arrangements. Foreign currency swaps involve the exchange by the lenders, including the Trust, with another party (the “counterparty”) of the right to receive the currency in which the loan is denominated for the right to receive U.S. dollars. The Trust will enter into a transaction subject to a foreign currency swap only if, at the time of entering into such swap, the outstanding debt obligations of the counterparty are investment grade (i.e., rated BBB or A-3 or higher by S&P or Baa or Prime-3 or higher by Moody’s, or determined to be of comparable quality in the judgment of the Investment Adviser). The amounts of U.S. dollar payments to be received by the lenders and the foreign currency payments to be received by the counterparty are fixed at the time the swap arrangement is entered into. Accordingly, the swap protects the Trust from fluctuations in exchange rates and locks in the right to receive payments under the loan in a predetermined amount of U.S. dollars. If there is a default by the counterparty, the Trust will have contractual remedies pursuant to the swap arrangements; however, the U.S. dollar value of the Trust’s right to foreign currency payments under the loan will be subject to fluctuations in the applicable exchange rate to the extent that a replacement swap arrangement is unavailable or the Trust is unable to recover damages from the defaulting counterparty. If the borrower defaults on or prepays the underlying corporate loan, the Trust may be required pursuant to the swap arrangements to compensate the counterparty to the extent of fluctuations in exchange rates adverse to the counterparty. In the event of such a default or prepayment, an amount of cash or liquid securities having an aggregate net asset value at least equal to the amount of compensation that must be paid to the counterparty pursuant to the swap arrangements will be maintained in a segregated account by the Trust’s custodian.

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Hedging Techniques. The Trust may engage in certain interest rate hedging transactions, such as “swaps,” “caps” or “floors,” to reduce the Trust’s exposure to interest rate movements. The Trust also may invest in corporate loans that pay interest and principal in a currency other than U.S. dollars if the loan arrangement also includes a foreign currency swap that entitles the Trust to receive payments in U.S. dollars, or if the Trust hedges the foreign currency exposure itself utilizing forward contracts or other methods.

Participation Interests. A corporate loan in which the Trust may invest typically is originated, negotiated and structured by a syndicate of lenders (“co-lenders”) consisting of commercial banks, thrift institutions, insurance companies, finance companies or other financial institutions one or more of which administers the loan on behalf of the syndicate (the “agent bank”). Co-lenders may sell corporate loans to third parties called “participants.” The Trust invests in a corporate loan either by participating as a co-lender at the time the loan is originated or by buying an interest in the corporate loan from a co-lender or a participant. Co-lenders and participants interposed between the Trust and a borrower, together with agent banks, are referred to herein as “intermediate participants.”

The Trust may invest in a corporate loan at origination as a co-lender or by acquiring in the secondary market participations in, assignments of or novations of a corporate loan (collectively, “participation interests”). In a novation, the Trust accepts all of the rights of the intermediate participants in a corporate loan, including the right to receive payments of principal and interest and other amounts directly from the borrower and to enforce its rights as a lender directly against the borrower and assumes all of the obligations of the intermediate participants, including any obligations to make future advances to the borrower. As a result, therefore, the Trust has the status of a co-lender. As an alternative, the Trust may purchase an assignment of all or a portion of an intermediate participant’s interest in a corporate loan, in which case the Trust is required generally to rely on the assigning lender to demand payment and enforce its rights against the borrower but would otherwise be entitled to all of such lender’s rights in the corporate loan. The Trust also may purchase a participation in a portion of the rights of an intermediate participant in a corporate loan by means of a participation agreement with such intermediate participant. A participation in the rights of an intermediate participant is similar to an assignment in that the intermediate participant transfers to the Trust all or a portion of an interest in a corporate loan. Unlike an assignment, however, a participation does not establish any direct relationship between the Trust and the borrower. In such a case, the Trust is required to rely on the intermediate participant that sold the participation not only for the enforcement of the Trust’s rights against the borrower but also for the receipt and processing of payments due to the Trust under the corporate loans. The Trust will not act as an agent bank, guarantor, sole negotiator or sole structuror with respect to a corporate loan.

Because it may be necessary to assert through an intermediate participant such rights as may exist against the borrower, in the event the borrower fails to pay principal and interest when due, the Trust may be subject to delays, expenses and risks that are greater than those that would be involved if the Trust could enforce its rights directly against the borrower. Moreover, under the terms of a participation, the Trust may be regarded as a creditor of the intermediate participant (rather than of the borrower), so that the Trust may also be subject to the risk that the intermediate participant may become insolvent. Similar risks may arise with respect to the agent bank, as described below. Further, in the event of the bankruptcy or insolvency of the borrower, the obligation of the borrower to repay the corporate loan may be subject to certain defenses that can be asserted by such borrower as a result of improper conduct by the agent bank or intermediate participant. The Trust invests in corporate loans only if, at the time of investment, the outstanding debt obligations of the agent bank and any intermediate participant from whom the Trust purchases a participation interest are investment grade (i.e., rated BBB or A-3 or higher by S&P or Baa or Prime-3 or higher by Moody’s or determined to be of comparable quality in the judgment of the Investment Adviser).

The Trust will concentrate its investments in the securities of issuers in the industry group consisting of financial institutions and their holding companies, including commercial banks, thrift institutions, insurance companies and finance companies solely because the issuer of a corporate loan may be deemed to include not only the borrower under a credit agreement, but also the agent bank and any intermediate participant as well. As a result, the Trust is subject to certain risks associated with such institutions. Banking and thrift institutions are subject to extensive governmental regulations which may limit both the amounts and types of loans and other financial commitments that such institutions may make and the interest rates and fees that such institutions may charge. The

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profitability of these institutions is largely dependent on the availability and cost of capital funds, and has shown significant recent fluctuation as a result of volatile interest rate levels. In addition, general economic conditions are important to the operations of these institutions, with exposure to credit losses resulting from possible financial difficulties of borrowers potentially having an adverse effect. Insurance companies also are affected by economic and financial conditions and are subject to extensive government regulation, including rate regulation. The property and casualty industry is cyclical, being subject to dramatic swings in profitability which can be affected by natural catastrophes and other disasters. Individual companies may be exposed to material risks, including reserve inadequacy, latent health exposure and inability to collect from their reinsurance carriers. The financial services area is currently undergoing relatively rapid change as existing distinctions between financial service segments become less clear. In this regard, recent business combinations have included insurance, finance and securities brokerage under single ownership.

In a typical corporate loan, the agent bank administers the terms of the credit agreement and is responsible for the collection of principal and interest and fee payments from the borrower and the apportionment of these payments to the credit of all lenders which are parties to the credit agreement. The Trust generally relies on the agent bank or an intermediate participant to collect its portion of the payments on the corporate loan. Furthermore, the Trust generally relies on the agent bank to use appropriate creditor remedies against the borrower. Typically, under credit agreements, the agent bank is given broad discretion in enforcing the credit agreement, and is obligated to use only the same care it would use in the management of its own property. The borrower compensates the agent bank for these services. Such compensation may include special fees paid on structuring and funding the corporate loan and other fees paid on a continuing basis.

In the event that an agent bank becomes insolvent, or has a receiver, conservator, or similar official appointed for it by the appropriate bank regulatory authority or becomes a debtor in a bankruptcy proceeding, assets held by the agent bank under the credit agreement should remain available to holders of corporate loans. If, however, assets held by the agent bank for the benefit of the Trust were determined by an appropriate regulatory authority or court to be subject to the claims of the agent bank’s general or secured creditors, the Trust might incur certain costs and delays in realizing payment on a corporate loan or suffer a loss of principal and/or interest. In situations involving intermediate participants similar risks may arise, as described above.

The Trust may have certain obligations pursuant to a credit agreement, which may include the obligation to make future advances to the borrower in connection with revolving credit facilities in certain circumstances. The Trust currently intends to reserve against such contingent obligations by segregating sufficient investments in high quality, short term, liquid instruments. The Trust will not invest in corporate loans that would require the Trust to make any additional investments in connection with such future advances if such commitments would exceed 20% of the Trust’s total assets or would cause the Trust to fail to meet the diversification requirements described immediately below.

b. The Trust is classified as a “non-diversified company” within the meaning of the 1940 Act, which means that the Trust is not limited by such Act in the proportion of its assets that it may invest in securities of a single issuer. However, the Trust’s investments will be limited so as to qualify the Trust as a “regulated investment company” for purposes of the Federal tax laws. To qualify, among other requirements, the Trust will limit its investments so that, at the close of each quarter of the taxable year, (i) not more than 25% of the market value of the Trust’s total assets will be invested in the securities (other than U.S. Government securities) of a single issuer and (ii) with respect to 50% of the market value of its total assets, not more than 5% of the market value of its total assets will be invested in the securities (other than U.S. Government securities) of a single issuer. A fund that elects to be classified as “diversified” under the 1940 Act must satisfy the foregoing 5% requirement with respect to 75% of its total assets. To the extent that the Trust assumes large positions in the securities of a small number of issuers, the Trust’s net asset value may fluctuate to a greater extent than that of a diversified company as a result of changes in the financial condition or in the market’s assessment of the issuers.

c. The following are fundamental investment restrictions of the Trust and, prior to issuance of any preferred stock, may not be changed without the approval of the holders of a majority of the Trust’s outstanding shares of voting securities (which for this purpose and under the 1940 Act means the lesser of (i) 67% of the shares of voting securities represented at a meeting at which more than 50% of the outstanding shares of voting securities are

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represented or (ii) more than 50% of the outstanding shares of voting securities). Subsequent to the issuance of a class of preferred stock, the following investment restrictions may not be changed without the approval of a majority of the outstanding shares of voting securities and of the preferred stock, voting together as a class, and the approval of a majority of the outstanding shares of preferred stock, voting separately by class. Under the fundamental investment restrictions, the Trust may not:

1. Borrow money or issue senior securities, except as permitted by Section 18 of the 1940 Act.

2. Make investments for the purpose of exercising control or management.

3. Purchase securities of other investment companies, except in connection with a merger, consolidation, acquisition or reorganization, or by purchase in the open market of securities of closed-end investment companies where no underwriter’s or dealer’s commission or profit, other than customary broker’s commission, is involved and only if immediately thereafter not more than 10% of the Trust’s total assets would be invested in such securities.

4. Purchase or sell real estate, commodities or commodity contracts; provided that the Trust may invest in securities secured by real estate or interests therein or issued by companies which invest in real estate or interests therein or issued by companies which invest in real estate or interests therein.

5. Underwrite securities of other issuers except insofar as the Trust may be deemed an underwriter under the 1933 Act in selling portfolio securities.

6. Make loans to other persons, except (i) to the extent that the Trust may be deemed to be making loans by purchasing corporate loans, as a co-lender or otherwise, and other debt securities and entering into repurchase agreements in accordance with its investment objective, policies and limitations and
(ii) the Trust may lend its portfolio securities in an amount not in excess of 33 1/3% of its total assets, taken at market value, provided that such loans shall be made in accordance with the guidelines set forth in this Prospectus.

7. Invest more than 25% of its total assets in the securities of issuers in any one industry; provided that this limitation shall not apply with respect to obligations issued or guaranteed by the U.S. Government or by its agencies or instrumentalities; and provided further that the Trust will invest more than 25% and may invest up to 100% of its assets in securities of issuers in the industry group consisting of financial institutions and their holding companies, including commercial banks, thrift institutions, insurance companies and finance companies. For purposes of this restriction, the term “issuer” includes the borrower, the agent bank and any intermediate participant (as defined under “General Description of the Registrant — Investment Objectives and Policies — Participation Interests”).

8. Purchase any securities on margin, except that the Trust may obtain such short term credit as may be necessary for the clearance of purchases and sales of portfolio securities.

9. Make short sales of securities or maintain a short position or invest in put, call, straddle or spread options.

An additional investment restriction adopted by the Trust, which may be changed by its Board of Trustees, provides that the Trust may not (i) mortgage, pledge, hypothecate or in any manner transfer, as security for indebtedness, any securities owned or held by the Trust except as may be necessary in connection with hedging techniques involving interest rate transactions, foreign currency swap transactions relating to non-U.S. dollar-denominated loans and permitted borrowings by the Trust or (ii) change its policy of investing, under normal circumstances, at least 80% of its assets in interests in corporate loans that have floating or variable interest rates or its policy of investing, under normal circumstances, at least 80% of its assets in senior collateralized corpoarate loans, unless the Fund or the Trust provides its shareholders with at least 60 days’ prior written notice of such change. For the purpose of this restriction, “assets” means net assets plus the amount of any borrowings for investment purposes.

If a percentage restriction on investment policies or the investment or use of assets set forth above is adhered to at the time a transaction is effected, later changes in percentage resulting from changing values will not be considered a violation.

     Because of the affiliation of Merrill Lynch with the Investment Adviser, the Trust is prohibited from engaging in certain transactions involving Merrill Lynch except pursuant to an exemptive order or otherwise in compliance with the provisions of the 1940 Act and the rules and regulations thereunder. Included among such restricted transactions will be purchases from or sales to Merrill Lynch of securities in transactions in which it acts as principal. See “Portfolio Transactions.” Without such an exemptive order, the Fund is prohibited from engaging in portfolio transactions with Merrill Lynch or any of its affiliates acting as principal.

9

     Investments in corporate loans or other privately placed securities may result in the Trust receiving material nonpublic information (“inside information”) concerning the borrower. Accordingly, the Trust has established certain procedures (“Chinese Wall procedures”) reasonably designed to prevent the unauthorized access, dissemination or use of such inside information. Receipt of inside information concerning a borrower may, under certain circumstances, prohibit the Trust, or other funds or accounts managed by the same portfolio managers, from trading in the public securities of the borrower. Conversely, the portfolio managers for the Trust may, under certain circumstances, decline to receive inside information made available by the borrower in order to allow the Trust, or other funds or accounts managed by the same portfolio managers, to continue to trade in the public securities of such borrower.

     d. The Trust has adopted certain other policies as set forth below:

Repurchase Agreements. The Trust may enter into repurchase agreements with respect to its permitted investments but currently intends to do so only with member banks of the Federal Reserve System or with primary dealers in U.S. Government securities. The Trust’s repurchase agreements will provide that the value of the collateral underlying the repurchase agreement will always be at least equal to the repurchase price, including any accrued interest earned on the repurchase agreement, and will be marked to market daily. The repurchase date usually is within seven days of the original purchase date. Repurchase agreements are deemed to be loans under the 1940 Act. In all cases, the Investment Adviser must be satisfied with the creditworthiness of the other party to the agreement before entering into a repurchase agreement.

Securities Lending. The Trust may lend securities with a value not exceeding 33 1/3% of its total assets or the limit prescribed by applicable law to banks, brokers and other financial institutions. In return, the Trust receives collateral in cash or securities issued or guaranteed by the U.S. Government, which will be maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities. The Trust maintains the ability to obtain the right to vote or consent on proxy proposals involving material events affecting securities loaned. The Trust receives the income on the loaned securities. Where the Trust receives securities as collateral, the Trust receives a fee for its loans from the borrower and does not receive the income on the collateral. Where the Trust receives cash collateral, it may invest such collateral and retain the amount earned, net of any amount rebated to the borrower. As a result, the Trust’s yield may increase. Loans of securities are terminable at any time and the borrower, after notice, is required to return borrowed securities within the standard time period for settlement of securities transactions. The Trust is obligated to return the collateral to the borrower at the termination of the loan. The Trust could suffer a loss in the event the Trust must return the cash collateral and there are losses on investments made with the cash collateral. In the event the borrower defaults on any of its obligations with respect to a securities loan, the Trust could suffer a loss where there are losses on investments made with the cash collateral or, where the value of the securities collateral falls below the market value of the borrowed securities. The Trust could also experience delays and costs in gaining access to the collateral. The Trust may pay reasonable finder’s, lending agent, administrative and custodial fees in connection with its loans. The Trust has received an exemptive order from the Commission permitting it to lend portfolio securities to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or its affiliates and to retain an affiliate of the Fund as lending agent. See “Portfolio Transactions and Brokerage.”

“When Issued” and “Delayed Delivery” Transactions. The Trust also may purchase and sell interests in corporate loans and other portfolio securities on a “when issued” and “delayed delivery” basis. No income accrues to the Trust on such interests or securities in connection with such transactions prior to the date the Trust actually takes delivery of such interests or securities. These transactions are subject to market fluctuation; the value of the interests in corporate loans and other portfolio debt securities at delivery may be more or less than their purchase price, and yields generally available on such interests or securities when delivery occurs may be higher than yields on the interests or securities obtained pursuant to such transactions. Because the Trust relies on the buyer or seller, as the case may be, to consummate the transaction, failure by the other party to complete the transaction may result in the Trust missing the opportunity of obtaining a price or yield considered to be advantageous. When the Trust is the buyer in such a transaction, however, it will maintain, in a segregated account with its custodian, cash or liquid securities having an aggregate value equal to the amount of such purchase commitments until payment is made. The Trust will make commitments to purchase such interest or securities on such basis only with the intention of actually acquiring these interests or securities, but the Trust may sell such interests or securities prior to the settlement date if such sale is considered to be advisable. To the extent the Trust engages in “when issued” and “delayed delivery” transactions, it will do so for the purpose of acquiring interests or securities for the Trust’s portfolio consistent with the Trust’s investment objective and policies and not for the purpose of investment

10

leverage. No specific limitation exists as to the percentage of the Trust’s assets which may be used to acquire securities on a “when issued” or “delayed delivery” basis.

     Interest Rate Hedging Transactions. The Trust may hedge all or a portion of its portfolio investments against fluctuations in interest rates by entering into interest rate hedging transactions. While the Trust’s use of hedging strategies is intended to further the Trust’s investment objective, there can be no assurance that the Trust’s interest rate hedging transactions will be effective. Suitable hedging instruments may not be available on a timely basis and on acceptable terms. Furthermore, the Trust has no obligation to enter into interest rate hedging transactions and may only be engaged in interest rate hedging transactions from time to time and may not necessarily engage in hedging transactions when moves in interest rates occur.

     Certain Federal income tax requirements may limit the Trust’s ability to engage in interest rate hedging transactions. Gains from transactions in interest rate hedges distributed to shareholders are taxable as ordinary income or, in certain circumstances, as long term capital gains to shareholders.

The Trust expects to enter into interest rate hedging transactions primarily to preserve a return or spread on a particular investment or portion of its portfolio or to protect against any increase in the price of securities the Trust anticipates purchasing at a later date. The Trust also attempts to enter into interest rate hedging transactions to hedge all of its fixed rate corporate loans against fluctuations in interest rates. The Trust may enter into interest rate hedges on either an asset-based or liability-based basis, depending on whether it is hedging its assets or its liabilities. Typically, the parties with which the Trust enters into interest rate hedging transactions are broker-dealers and other financial institutions.

The interest rate hedging transactions in which the Trust may engage include interest rate swaps involving the exchange by the Trust with another party of their respective commitments to pay or receive interest, such as an exchange of fixed rate payments for floating rate payments.

The Trust also may engage in interest rate hedging transactions in the form of purchasing or selling interest rate caps or floors. The Trust will not sell interest rate caps or floors that it does not own.

Inasmuch as these interest rate hedging transactions are entered into for good faith hedging purposes, the Investment Adviser believes that such obligations do not constitute senior securities and, accordingly, will not treat them as being subject to its borrowing restrictions. The Trust usually enters into interest rate swaps on a net basis, i.e., the two payment streams are netted out, with the Trust receiving or paying, as the case may be, only the net amount of the two payments. The net amount of the excess, if any, of the Trust’s obligations over its entitlements with respect to each interest rate swap will be accrued on a daily basis, and an amount of cash or high grade liquid debt securities having an aggregate net asset value at least equal to the accrued excess will be maintained in a segregated account by the Trust’s custodian. If the interest rate swap transaction is entered into on other than a net basis, the full amount of the Trust’s obligations will be accrued on a daily basis, and the full amount of the Trust’s obligations will be maintained in a segregated account by the Trust’s custodian. The Trust will not enter into any interest rate hedging transaction unless the Investment Adviser considers the credit quality of the unsecured senior debt or the claims-paying ability of the other party thereto to be investment grade. If there is a default by the other party to such a transaction, the Trust will have contractual remedies pursuant to the agreements related to the transaction but such remedies may be subject to bankruptcy and insolvency laws which could affect the Trust’s rights as a creditor. The swap market has grown substantially in recent years with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. As a result, the swap market has become relatively liquid in comparison with other similar instruments traded in the interbank market. Interest rate caps and floors are more recent innovations and they are less liquid than swaps. There can be no assurance, however, that the Trust will be able to enter into interest rate swaps or to purchase interest rate caps or floors at prices or on terms the Investment Adviser believes are advantageous to the Trust. In addition, although the terms of interest rate swaps, caps and floors may provide for termination, there can be no assurance the Trust will be able to terminate an interest rate swap or to sell or offset interest rate caps or floors that it has purchased.

There is no limit on the amount of interest rate hedging transactions that may be entered into by the Trust. These transactions do not involve the delivery of securities or other underlying assets or principal. Accordingly, the risk of loss with respect to interest rate hedges is limited to the net amount of interest payments that the Trust is

11

contractually obligated to make. If the corporate loan underlying an interest rate swap is prepaid and the Trust continues to be obligated to make payments to the other party to the swap, the Trust would have to make such payments from another source. If the other party to an interest rate swap defaults, the Trust’s risk of loss consists of the net amount of interest payments that the Trust contractually is entitled to receive. Since interest rate transactions are individually negotiated, the Investment Adviser expects to achieve an acceptable degree of correlation between the Trust’s rights to receive interest on participation interests and its rights and obligations to receive and pay interest pursuant to interest rate swaps.

3. Risk Factors:

a. General.

The principal risks of investing in the Trust are as follows:

     Liquidity of Shares. The Trust is designed primarily for long term investors and should not be considered a vehicle for trading purposes. Currently, there is no secondary market for interests in the Trust, and a secondary market is not expected to develop. To provide liquidity to shareholders, the Trustees intend to consider making quarterly tender offers to repurchase interests in the Trust at net asset value. However, interests in the Trust are less liquid than shares of funds traded on a stock exchange, and shareholders who tender interests in the Trust held for less than one year will pay an early withdrawal charge. It is expected that the Trust will make a concurrent tender offer to each Feeder Fund to repurchase its interests in the Trust equivalent in value to the value of the common stock that each Feeder Fund is offering to repurchase, each time a Feeder Fund makes a tender offer for its shares of common stock. The Board of Trustees is not obligated to authorize any tender offer, and there may be quarters in which no tender offer is made.

Closed-end funds that do trade in a secondary market are subject to the risk that the net asset value of the shares may be higher than the market price, commonly referred to as “trading at a discount.” As long as there is no secondary market for the Trust’s shares, the Trust is not subject to this risk.

Non-payment. The corporate loans in which the Trust invests are subject to the risk of non-payment of interest and principal. When a borrower fails to make scheduled interest or principal payments on a debt instrument, the value of the instrument, and hence the value of the Trust’s shares, may go down. While collateral may provide some protection against devaluation due to a default on a collateralized loan, losses may not be completely covered by the liquidation or sale of collateral. To the extent the corporate loan is secured by stock of the borrower and/or its subsidiaries and affiliates, such stock may lose all of its value in the event of a bankruptcy or insolvency of the borrower.

The Trust may invest without limitation in corporate loans rated below investment grade (i.e., below BBB or Baa) or which are unrated but of similar credit quality. These investments have a higher risk of non-payment than investment grade investments.

Corporate loans made in connection with highly leveraged transactions are subject to greater risks than other corporate loans. For example, the risks of default or bankruptcy of the borrower or the risks that other creditors of the borrower may seek to nullify or subordinate the Trust’s claims on the collateral securing the loan are greater in highly leveraged transactions.

Intermediary. The Trust may invest in corporate loans either by participating as a co-lender at the time the loan is originated or by buying an interest in the loan in the secondary market from an institution acting as agent, co-lender or participant. The financial status of the institutions interposed between the Trust and a borrower may affect the ability of the Trust to receive principal and interest payments. For this reason, the Trust will invest in corporate loans only if, at the time of investment, the outstanding debt obligations of these intermediary institutions are rated investment grade or are of comparable quality in the judgment of the Investment Adviser.

The success of the Trust depends, to a great degree, on the skill with which an agent bank administers the terms of the corporate loan agreements, monitors borrower compliance with covenants, collects principal, interest and fee payments from borrowers and, where necessary, enforces creditor remedies against borrowers. Agent banks typically have broad discretion in enforcing corporate loan agreements.

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Net Asset Value; Interest Rate Sensitivity, Credit Quality and Other Market Conditions. Generally, when interest rates go up, the value of fixed income debt securities goes down. Therefore, the net asset value of a fund that invests primarily in fixed income debt securities changes as interest rates fluctuate. Because the Trust invests primarily in floating or variable rate debt obligations, the Investment Adviser expects that it will be insulated to a significant degree from net asset value fluctuations caused by movements in interest rates. However, because floating and variable rate debt obligations only reset periodically, the Trust’s net asset value may fluctuate from time to time due to interest rate movements when there is an imperfect correlation between the interest rates on the variable rate loans in the Trust’s portfolio and prevailing interest rates. A decline in the credit quality or financial condition of borrowers in which the Trust invests may result in the value of the corporate loans held by the Trust, and hence the Trust’s net asset value, going down. A serious deterioration in the credit quality or financial condition of a borrower could cause a permanent decrease in the Trust’s net asset value. Furthermore, volatility in the capital markets and other adverse market conditions may result in a decrease in the value of corporate loans held by the Trust. Given that the Trust uses market prices to value many of its corporate loan investments, any decrease in the market value of the corporate loans held by the Trust will result in a decrease in the Trust’s net asset value.

Borrowings by the Trust. If the Trust chooses to borrow money, rather than liquidate investments, to satisfy a tender offer, it is subject to the risk that investment return on Trust shares will be reduced to the extent the cost of the borrowings exceeds income on the retained investments.

Hedging. Hedging transactions subject the Trust to the risk that, if the Investment Adviser incorrectly forecasts market values, interest rates or other applicable factors, the Trust’s performance could suffer. In addition, if the counterparty to an interest rate hedging transaction defaults, the Trust’s risk of loss consists of the net amount of interest payments that the Trust contractually is entitled to receive. The Trust is not required to enter into interest rate hedging transactions and may not do so. If the counterparty to a foreign currency swap defaults, the Trust will seek a replacement swap, which may result in additional costs to the Trust, and will be subject to fluctuations in the applicable exchange rate until a replacement swap is obtained.

Concentration. The Trust will concentrate its investments in the securities of issuers in the industry group consisting of financial institutions and their holding companies, including commercial banks, thrift institutions, insurance companies and finance companies solely because the issuer of a corporate loan may be deemed to include not only the borrower under a credit agreement, but also the agent bank and any intermediate participant as well. As a result, the Trust is subject to certain risks associated with such institutions, including, among other things, changes in government regulation, interest rate levels and general economic conditions.

Foreign Investment. Loans to non-U.S. borrowers may involve risks not typically involved in domestic investment, including fluctuation in foreign interest rates, future foreign political and economic developments and the possible imposition of exchange controls or other governmental laws or restrictions.

Non-diversification. The Trust is classified as a non-diversified investment company, meaning that the Trust may invest a greater percentage of its assets in the obligations of a single issuer than a diversified investment company. Even as a non-diversified fund, the Trust is still subject to the diversification requirements of the U.S. tax laws. However, since the Trust may invest a higher percentage of its assets in obligations of a single issuer than a diversified fund, it is more susceptible than a diversified fund to any economic, political or regulatory occurrence that affects an individual issuer.

Liquidity of Investments. Certain corporate loans in which the Trust invests may be deemed to be illiquid. Illiquid investments may impair the Trust’s ability to realize the full value of those investments in the event the Trust must sell them quickly. The Trust’s Board of Trustees will consider the liquidity of the Trust’s portfolio in determining whether a tender offer should be made.

5. Share Price Data:

The net asset value per share of the Trust is determined Monday through Friday after the close of business on the NYSE (generally, the NYSE closes at 4:00 p.m., Eastern time), on each business day during which the NYSE is open for trading based on prices at the time of closing. The NYSE is not open on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The net asset value of the Trust is computed by dividing the value of the securities held by the Trust

13

plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses) by the total number of interests in the Trust outstanding at such time, rounded to the nearest cent. Expenses, including the fees payable to the Investment Adviser, are accrued daily.

     The Trust’s corporate loans will be valued in accordance with guidelines established by the Board of Trustees. Under the Trust’s current guidelines, the Trust will utilize the valuations of corporate loans furnished by an independent third-party pricing service approved by the Board of Trustees. The pricing service typically values corporate loans for which the pricing service can obtain at least two price quotations from banks or dealers in corporate loans by calculating the mean of the last available bid and asked prices in the market for such corporate loans, and then using the mean of those two means. For those corporate loans for which the pricing service can obtain one price quote, the pricing service will value the corporate loan at the mean between the bid and asked price for such corporate loan. For the limited number of corporate loans for which no reliable price quotes are available, such corporate loans will be valued by the pricing service through the use of pricing matrices to determine valuations. If the pricing service does not provide a value for a corporate loan, the Investment Adviser will value the corporate loan at fair value, which is intended to be market value. In valuing a corporate loan at fair value, the Investment Adviser will consider, among other factors (i) the creditworthiness of the borrower and any intermediate participants, (ii) the current interest rate period until the next interest rate resets and maturity of the corporate loan, (iii) recent prices in the market for similar corporate loans, if any, and (iv) recent prices in the market for instruments of similar quality, rate period until the next interest rate reset and maturity.

Other portfolio securities (other than short term obligations but including listed issues) may be valued on the basis of prices furnished by one or more pricing services which determine prices for normal, institutional-size trading units of such securities using market information, transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders. In certain circumstances, such other portfolio securities are valued at the last sale price on the exchange that is the primary market for such securities, or the last quoted bid price for those securities for which the over-the-counter market is the primary market or for listed securities in which there were no sales during the day. The value of interest rate swaps, caps and floors is determined in accordance with a formula and then confirmed periodically by obtaining a bank quotation. Positions in options are valued at the last sale price on the market where any such option is principally traded. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless this method no longer produces fair valuations. Repurchase agreements are valued at cost plus accrued interest. Rights or warrants to acquire stock, or stock acquired pursuant to the exercise of a right or warrant for which market quotations are not readily available, may be valued taking into account various factors such as original cost to the Trust, earnings and net worth of the issuer, market prices for securities of similar issuers, assessment of the issuer’s future prosperity, liquidation value or third party transactions involving the issuer’s securities. Securities for which there exist no price quotations or valuations and all other assets are valued at fair value as determined in good faith by or on behalf of the Board of Trustees of the Trust.

Generally, trading in non-U.S. securities, as well as U.S. Government securities and money market instruments, is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of the Trust’s shares are determined as of such times. Foreign currency exchange rates are also generally determined prior to the close of business on the NYSE. Occassionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the computation of the Trust’s net asset value. If events materially affecting the value of such securities occur during such periods, then these securities will be valued at their fair value as determined in good faith by the Board of Trustees of the Trust.

Item 9. Management.

1. General:

a. Board of Trustees.

The Trustees of the Trust consist of 8 individuals, 7 of whom are not “interested persons” of the Trust as defined in the 1940 Act. The Trustees are responsible for the overall supervision of the operations of the Trust and perform the various duties imposed on the directors of investment companies of the 1940 Act.

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b. Investment Adviser.

(1) Fund Asset Management, L.P. (the “Investment Adviser”) manages the Trust’s investments under the overall supervision of the Board of Trustees of the Trust. The Investment Adviser’s principal business address is: P.O. Box 9011, Princeton, New Jersey 08543-9011. The investment advisory agreement between the Trust and the Investment Adviser gives the Investment Adviser the responsibility for making all investment decisions for the Trust.

The Investment Adviser was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. The Investment Adviser and its affiliates, including Merrill Lynch Investment Managers, L.P. (“MLIM”), had approximately $448 billion in investment company and other portfolio assets under management as of October 2002. This amount includes assets managed for affiliates of the Investment Adviser. The Investment Adviser is a limited partnership, the partners of which are Merrill Lynch & Co., Inc. (“ML & Co.”) and Princeton Services, Inc. (“Princeton Services”). The principal business address of the Investment Adviser is 800 Scudders Mill Road, Plainsboro, New Jersey 08536. ML & Co. and Princeton Services are “controlling persons” of the Investment Adviser as defined under the 1940 Act because of their ownership of its voting securities and their power to exercise a controlling influence over its management or policies.

(2) The Investment Adviser provides the portfolio management for the Trust. Such portfolio management will consider analyses from various sources, make the necessary investment decisions, and place orders for transactions accordingly. The Investment Adviser also will be responsible for the performance of certain management services for the Trust.

Transaction in Portfolio Securities. Subject to policies established by the Board of Trustees of the Trust, the Investment Adviser is primarily responsible for the execution of the Trust’s portfolio transactions and the allocation of brokerage. The Investment Adviser does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for the Trust, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, operational facilities of the firm involved and the firm’s risk and skill in positioning blocks of securities. While the Investment Adviser generally seeks reasonably competitive trade execution costs the Trust does not necessarily pay the lowest commission or spread available. In addition, consistent with the Conduct Rules of the NASD, formerly known as the National Association of Securities Dealers, Inc., and policies established by the Board of Trustees of the Trust, the Investment Adviser may consider sales of shares of a Fund as a factor in the selection of brokers or dealers to execute portfolio transactions for the Trust; however, whether or not a particular broker or dealer sells shares of a Fund neither qualifies nor disqualifies such broker or dealer to execute transactions for the Trust.

Subject to obtaining the best net results, brokers who provide supplemental investment research to the Investment Adviser may receive orders for portfolio transactions by the Trust. Such supplemental research services ordinarily consist of assessments and analyses of the business or prospects of a company, industry or economic sector. Information so received will be in addition to and not in lieu of the services required to be performed by the Investment Adviser under the Investment Advisory Agreement, and the expenses of the Investment Adviser will not necessarily be reduced as a result of the receipt of such supplemental information. If in the judgment of the Investment Adviser the Trust will benefit from supplemental research services, the Investment Adviser is authorized to pay brokerage commissions to a broker furnishing such services that are in excess of commission that another broker may have charged for effecting the same transactions. Certain supplemental research services may primarily benefit one or more other investment companies or other accounts for which the Investment Adviser exercises investment discretion. Conversely, the Trust may be the primary beneficiary of the supplemental research services received as a result of portfolio transactions effected for such other accounts or investment companies.

Portfolio Turnover. The Trust may dispose of securities without regard to the length of time they have been held when such actions, for defensive or other reasons, appear advisable to the Investment Adviser. While it is not possible to predict turnover rates with any certainty, presently it is anticipated that the Trust’s annual portfolio turnover rate, under normal circumstances, should be less than 100%. (The portfolio turnover rate is calculated by dividing the lesser of purchases or sales of portfolio securities for the particular fiscal year by the monthly average value of the portfolio

15

securities owned by the Trust during the particular fiscal year. For purposes of determining this rate, all securities whose maturities at the time of acquisition are one year or less are excluded.) A high portfolio turnover rate bears certain tax consequences and results in greater transaction costs, which are borne directly by the Trust.

     The Trust has no obligation to deal with any bank, broker or dealer in execution of transactions in portfolio securities. Subject to providing the best net results, securities firms that provide investment research to the Investment Adviser may receive orders for transactions by the Trust. Research information provided to the Investment Adviser by securities firms is supplemental. It does not replace or reduce the level of services performed by the Investment Adviser and the expenses of the Investment Adviser will not be reduced.

The Trust invests in securities traded primarily in the over-the-counter markets, and the Trust intends to deal directly with dealers who make markets in the securities involved, except in those circumstances where better prices and execution are available elsewhere. Under the 1940 Act, except as permitted by exemptive order, persons affiliated with the Trust, including Merrill Lynch, Pierce, Fenner and Smith Incorporated (“Merrill Lynch”), are prohibited from dealing with the Trust as principal in the purchase and sale of securities. Since transactions in the over-the-counter market usually involve transactions with dealers acting as principal for their own account, the Trust does not deal with Merrill Lynch and its affiliates in connection with such transactions. An affiliated person of the Trust may serve as its broker in over-the-counter transactions conducted on an agency basis.

Securities held by the Trust, including corporate loans, may also be held by, or be appropriate investments for, other funds or investment advisory clients for which the Investment Adviser or its affiliates act as an adviser. Because of different objectives or other factors, a particular security may be bought for an advisory client when other clients are selling the same security. If purchases or sales of securities by the Investment Adviser for the Fund or other funds for which it acts as investment adviser or for advisory clients arise for consideration at or about the same time, transactions in such securities will be made, insofar as feasible, for the respective funds and clients in a manner deemed equitable to all. Transactions effected by the Investment Adviser (or its affiliate) on behalf of more than one of its clients during the same period may increase the demand for securities being purchased or the supply of securities being sold, causing an adverse effect on price.

(3) For the services provided by the Investment Adviser under the Investment Advisory Agreement, the Trust pays a monthly fee at an annual rate of 0.95% of the Trust’s average daily net assets (i.e., the average daily value of the total assets of the Trust, including proceeds from the issuance of any shares of preferred stock, minus the sum of accrued liabilities of the Trust and accumulated dividends on shares of outstanding preferred stock, if any). For purposes of this calculation, average daily net assets is determined at the end of each month on the basis of the average net assets of the Trust for each day during the month.

c. Portfolio Management. Kevin Booth and Joseph P. Matteo are Vice Presidents and the Portfolio Managers of the Trust and are primarily responsible for the Trust’s day-to-day management.

Mr. Booth has been a Director of MLIM since 1998. Mr. Booth has also been a Vice President of MLIM from 1991 to 1998.

Mr. Matteo has been a Director of MLIM since 2001 and Vice President of MLIM from 1997 to 2000. Mr. Matteo was also a Vice President at The Bank of New York from 1994 to 1997.

d. Accounting Services Provider. State Street Bank and Trust Company, 500 College Road East, Princeton, New Jersey 08540, provides certain accounting services for the Trust. The Trust entered into an agreement with State Street effective January 1, 2001, pursuant to which State Street provides certain accounting services to the Trust. The Trust pays a fee for these services. Prior to January 1, 2001, the Investment Adviser provided accounting services to the Trust and was reimbursed by the Trust at its cost in connection with such services. The Investment Adviser continues to provide certain accounting services to the Trust and the Trust reimburses the Investment Adviser for the cost of these services.

e. Custodian. The custodian for the Trust’s assets is The Bank of New York, 100 Church Street, New York, New York 10286.

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f. Expenses. The Investment Advisory Agreement obligates the Investment Adviser to provide investment advisory services and to pay, or cause an affiliate to pay, for maintaining its staff and personnel and to provide office space, facilities and necessary personnel for the Trust. The Investment Adviser is also obligated to pay, or cause an affiliate to pay, the fees of all officers and Trustees who are affiliated persons of the Investment Adviser or any of its affiliates. The Trust pays, or causes to be paid, all other expenses incurred in the operation of the Trust, including, among other things, taxes, expenses for legal and auditing services, costs of preparing, printing and mailing proxies, copies of the registration statement, charges of the custodian and any sub-custodian, expenses of portfolio transactions, expenses of redemption of shares, Commission fees, expenses of registering the shares under federal, state or non-U.S. laws, fees and expenses with respect to the issuance of preferred shares or any borrowing, fees and actual out-of-pocket expenses of Trustees and Directors who are not affiliated persons of the Investment Adviser or any of its affiliates accounting and pricing costs (including the daily calculation of net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Trust. Accounting services are provided to the Trust by the Investment Adviser or such affiliate of the Investment Adviser, and the Trust reimburses the Investment Adviser or an affiliate of the Investment Adviser for its costs in connection with such services. Certain accounting services are provided to the Trust by State Street Bank and Trust Company (“State Street”) pursuant to an agreement between State Street and the Trust. The Trust will pay a fee for these services. In addition, the Trust will reimburse the Investment Adviser for the cost of other accounting services.

2. Control Persons.

As of the date of this Registration Statement, the Merrill Lynch Fund, a Maryland corporation, owns 100% of the beneficial interests in the Trust. As of December 1, 2002, the officers and Trustees of the Trust as a group (12 persons) owned an aggregate of less than 1% of the outstanding shares of common stock of ML & Co., Inc. and owned no beneficial interests in the Trust.

Item 10. Capital Stock, Long-Term Debt, and Other Securities.

1. Capital Stock.

The Trust is a continuously offered, non-diversified, closed-end management investment company that was organized on May 9, 2000 as a business trust under the laws of the State of Delaware. Beneficial interests in the Trust are issued solely in private placement transactions which do not involve any “public offering” within the meaning of Regulation D under the 1933 Act. Investments in the Trust may be made only by investment companies of certain other entities which are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

Investors in the Trust have no preemptive or conversion rights, and beneficial interests in the Trust are fully paid and non-assessable. The Trust has no current intention to hold annual meetings of investors, except to the extent required by the 1940 Act, but will hold special meetings of investors, when in the judgment of the Trustees, it is necessary or desirable to submit matters for an investor vote. Upon liquidation of the Trust, a Feeder Fund would be entitled to their pro rata share of the assets of the Trust that are available for distribution.

Each Feeder Fund is entitled to vote in proportion to its investment in the Trust. Each Feeder Fund will participate in the earnings, dividends and assets of the Trust in accordance with their pro rata interests in the Trust.

Tender Offers. Investments in the Trust may not be transferred. In recognition of the possibility that a secondary market for a Feeder Fund’s shares will not exist, the Merrill Lynch Fund II intends to take certain actions that provide liquidity to shareholders. The Merrill Lynch Fund II intends from time to time to make offers to purchase its shares of common stock from all beneficial holders at a price per share equal to the net asset value per share, as described above, determined at the close of business on the day the tender offer terminates. Following the transfer of asset from the Merrill Lynch Fund to the Trust, the Merrill Lynch Fund intends to similarly provide liquidity. Each time the Feeder Fund makes a tender offer for its shares of common stock, it is expected that the Trust will make a concurrent tender offer to the Feeder Fund to repurchase interests in the Trust equivalent in value to the value of the common stock that the Feeder Fund is offering to repurchase. At the conclusion of the tender offer period, the Feeder Fund

17

will calculate the aggregate net asset value of common stock tendered and tender an equivalent amount of interests to the Trust. The proceeds from the Trust’s tender, together with any proceeds of borrowing, if any, will be distributed to the tendering common stockholders of the Feeder Fund. It is expected that the Feeder Fund’s Board of Directors will consider making tender offers on a quarterly basis and that the Feeder Fund’s Board of Directors intends to continue such practice. There can be no assurance, however, that a Feeder Fund’s Board of Directors will decide to undertake the making of any tender offer. Subject to the Fund’s and the Trust’s investment restriction with respect to borrowings, the Trust may borrow money to finance the repurchase of shares pursuant to any tender offers.

     Consummating a tender offer may require the Trust to liquidate portfolio securities, and realize gains or losses, at a time when the Investment Adviser would otherwise consider it disadvantageous to do so.

2. Taxes.

Because the Trust intends to operate as a partnership for federal income tax purposes, the Trust will not be subject to any income tax. Based upon the status of the Trust as a partnership, a Feeder Fund will be taxable on its share of the Trust’s ordinary income, capital gains, losses, deductions and credits in determining its income tax liability. The determination of a Feeder Fund’s share of the Trust’s ordinary income, capital gains, deductions and credits will be made in accordance with the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

5. Outstanding Amount of Beneficial Interests. The following table sets forth the authorized amount of beneficial interests of the Trust, the amount of beneficial interests held by the Trust for its own account and the aggregate amount of beneficial interests outstanding as of November 29, 2002, exclusive of that held by the Trust.

Class of Shares	Amount Authorized	Amount Held by Trust for Own Account	Amount Outstanding November 29, 2002 (Exclusive of Amount Held by Trust for Own Account)
Amount of Beneficial Interests	Unlimited	0	$152.3 million

Item 13. Table of Contents of the Statement of Additional Information.

18

PART B December 18, 2002

MASTER SENIOR FLOATING RATE TRUST

Item 14. Cover Page.

This Part B, to this Registration Statement on Form N-2 of Master Senior Floating Rate Trust (the “Trust”), which is not a prospectus, supplements and should be read in conjunction with the current Part A to this Registration Statement dated December 13, 2002, as it may be revised from time to time (the “Trust’s Part A”). To obtain a copy of the Trust’s Part A, please call the Trust at 1-888-637-2260, or write to the Trust at P.O. Box 9011, Princeton, New Jersey 08543-9011. The Trust’s Part A is incorporated herein by reference and this Part B is incorporated by reference in the Trust’s Part A.

As permitted by General Instruction F to Form N-2, responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from (a) Post-Effective Amendment No. 2 of the Registration Statement on Form N-2 (Securities Act File No. 333-52372 and Investment Company Act File No. 811-09229) of Merrill Lynch Senior Floating Rate Fund II, Inc. (the “Merrill Lynch Fund II”), as filed with the Securities and Exchange Commission (the “Commission”) on December 13, 2002, and as amended from time to time (the “Merrill Lynch Fund II Registration Statement”). The Merrill Lynch Registration Statement includes the prospectus of the Merrill Lynch Fund II.

The Trust is part of a “master/feeder” structure. The Merrill Lynch Fund II and any other feeder fund that may invest in the Trust are referred to herein as “Feeder Funds.” The Feeder Funds invest their respective assets in beneficial interests in the Trust. Currently, the Merrill Lynch Fund II is the only Feeder Fund that invest in the Trust.

On December 4, 2002, the Board of Directors of Merrill Lynch Senior Floating Rate Fund, Inc. (the “Merrill Lynch Fund”) approved the transfer of all of the assets of the Merrill Lynch Fund to the Trust. The Merrill Lynch Fund will become a Feeder Fund that invests in the Trust, in addition to the existing Feeder Fund, Merrill Lynch Fund II.

Item 15. Table of Contents.

19

Item 16. General Information and History.

Information relating to the history of the Trust is incorporated herein by reference from Item 8 of the Trust’s Part A.

Item 17. Investment Objective and Policies.

The following information supplements and should be read in conjunction with Item 8 of the Trust’s Part A.

1. Information relating to the investment policies of the Trust is incorporated herein by reference from the section entitled “INVESTMENT OBJECTIVE AND POLICIES” in the Merrill Lynch Registration Statement.

2. Information relating to the fundamental policies of the Trust is incorporated herein by reference from the sections entitled “INVESTMENT RESTRICTIONS,” “BORROWINGS BY THE TRUST” and “TENDER OFFERS” in the Merrill Lynch Registration Statement.

3. Information relating to the Trust’s other investment policies is incorporated herein by reference from the sub-section entitled “Other Investment Policies” from the section entitled “INVESTMENT OBJECTIVE AND POLICIES” in the Merrill Lynch Registration Statement.

4. Information relating to the Trust’s policy with respect to portfolio turnover of the Trust is incorporated herein by reference from the sub-section entitled “Portfolio Turnover” from the section entitled “PORTFOLIO TRANSACTIONS” in the Merrill Lynch Fund II Registration Statement.

Item 18. Management.

The following information supplements and should be read in conjunction with Items 9 of the Trust’s Part A.

1. and 2. The Trustees of the Trust consist of 8 individuals, 7 of whom are not “interested persons” of the Trust as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (the “non-interested Trustees”). The Trustees of the Trust are responsible for the overall supervision of the operations of the Trust and perform the various duties imposed on the directors of investment companies by the 1940 Act.

Biographical Information. Certain biographical and other information relating to the non-interested Directors of the Fund is set forth below, including their ages, their principal occupations for at least the last five years, the length of time served, the total number of portfolios overseen in the complex of funds advised by the Investment Adviser and its affiliate, MLIM (“MLIM/FAM-advised funds”) and other public directorships.

20

Name, Address* and Age of Director	Position Held with the Fund	Term of Office** and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of MLIM/FAM- Advised Funds and Portfolios Overseen	Public Directorships
Ronald W. Forbes (62)	Director	Director since 1999	Professor Emeritus of Finance, School of Business, State University of New York at Albany since 2000 and Professor thereof from 1989 to 2000; International Consultant, Urban Institute, Washington, D.C. from 1995 to 1999.	45 registered investment companies consisting of 54 portfolios	None

Cynthia A. Montgomery (50)	Director	Director since 1999	Professor, Harvard Business School since 1989; Associate Professor, J.L. Kellogg Graduate School of Management, Northwestern University from 1985 to 1989; Associate Professor, Graduate School of Business Administration, University of Michigan from 1979 to 1985.	45 registered investment companies consisting of 54 portfolios	UnumProvident Corporation (insurance products); Newell Rubbermaid Inc.

Charles C. Reilly (71)	Director	Director since 1999	Self-employed financial consultant since 1990; President and Chief Investment Officer of Verus Capital, Inc. from 1979 to 1990; Senior Vice President of Arnhold and S. Bleichroeder, Inc. from 1973 to 1990; Adjunct Professor, Columbia University Graduate School of Business from 1990 to 1991; Adjunct Professor, Wharton School, University of Pennsylvania from 1989 to 1990; Partner, Small Cities Cable Television from 1986 to 1997.	45 registered investment companies consisting of 54 portfolios	None

Kevin A. Ryan (70)	Director	Director since 1999	Founder and currently Director Emeritus of the Boston University Center for the Advancement of Ethics and Character and Director thereof from 1989 to 1999; Professor from 1982 to 1999 and currently Professor Emeritus of Education, Boston University; formerly taught on the faculties of The University of Chicago, Stanford University and Ohio State University.	45 registered investment companies consisting of 54 portfolios	None

Roscoe S. Suddarth (67)	Director	Director since 2000	President, Middle East Institute, from 1995 to 2001; Foreign Service Officer, United States Foreign Service, from 1961 to 1995; Career Minister, from 1989 to 1995; Deputy Inspector General, U.S. Department of State, from 1991 to 1994; U.S. Ambassador to the Hashemite Kingdom of Jordan, from 1987 to 1990.	45 registered investment companies consisting of 54 portfolios	None

Richard R. West (64)	Director	Director since 1999	Professor of Finance since 1984, Dean from 1984 to 1993 and currently Dean Emeritus of New York University Leonard N. Stern School of Business Administration.	45 registered investment companies consisting of 54 portfolios	Bowne & Co., Inc. (financial printer); Vornado Operating Company (real estate company); Vornado Realty Trust, Inc. (real estate holding company); Alexander’s, Inc. (real estate company)

Edward D. Zinbarg (67)	Director	Director since 2000	Self-employed financial consultant since 1994; Executive Vice President of the Prudential Insurance Company of America from 1988 to 1994; Former Director of Prudential Reinsurance Company and former Trustee of the Prudential Foundation.	45 registered investment companies consisting of 54 portfolios	None

*	The address of each non-interested Director is P.O. Box 9011, Princeton, New Jersey 08543-9011.
**	Each Director serves until his or her successor is elected and qualified, until December 31 of the year in which he or she turns 72, or until the earlier of his or her death, resignation, or removal as provided in the Fund’s by-laws, charter or by statute.

21

Certain biographical and other information about the Director who is an officer and an “interested person” of the Fund as defined in the 1940 Act (the “interested Director”) and the other officers of the Fund is set forth below, including their ages, their principal occupations for at least the last five years, length of time served, the total number of portfolios overseen in MLIM/FAM-advised Funds and public directorships held.

Name, Address† and Age	Position(s) Held with the Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of MLIM/FAM- Advised Funds and Portfolios Overseen	Public Directorships
Terry K. Glenn†† (62)	President and Director	President and Director** since 1999	Chairman (Americas Region) of the Manager since 2000; Executive Vice President of the Manager and FAM (which terms as used herein include their corporate predecessors) since 1983; President of Merrill Lynch mutual funds since 1999; President of FAM Distributors, Inc. (“FAMD” or the “Distributor”) since 1986 and Director thereof since 1991; Executive Vice President and Director of Princeton Services, Inc. (“Princeton Services”) since 1993; President of Princeton Administrators, L.P. (“Princeton Administrators”) since 1988; Director of Financial Data Services, Inc. since 1985.	117 registered investment companies consisting of 162 portfolios	None

Kevin Booth (48)	Vice President and Portfolio Manager	Vice President and Portfolio Manager since 2000	Director of MLIM since 1998; Vice President of MLIM from 1991 to 1998.	4 registered investment companies consisting of 4 portfolios	None

Joseph P. Matteo (39)	Vice President and Portfolio Manager	Vice President and Portfolio Manager since 2000	Director of MLIM since 2001; Vice President of MLIM from 1997 to 2001; Vice President at The Bank of New York from 1994 to 1997.	4 registered investment company consisting of 4 portfolio	None

Donald C. Burke (42)	Vice President and Treasurer	Vice President and Treasurer since 1999	First Vice President of the Manager and FAM since 1997 and Treasurer thereof since 1999. Senior Vice President and Treasurer of Princeton Services since 1999; Vice President of FAMD since 1999; Vice President of the Manager and FAM from 1990 to 1997; Director of Taxation of the Manager since 1990.	117 registered investment companies consisting of 162 portfolios	None

Bradley J. Lucido (37)	Secretary	Secretary since 1999	Vice President of MLIM since 1999; attorney with MLIM since 1995; attorney in private practice from 1991 to 1995.	38 registered investment companies consisting of 44 portfolios	None

†	The address for each officer listed is P.O. Box 9011, Princeton, New Jersey 08543-9011.
††	Mr. Glenn is an “interested person,” as defined in the 1940 Act, of the Fund based on his positions with MLIM, FAM, FAMD, Princeton Services and Princeton Administrators.
*	Each officer is elected by and serves at the pleasure of the Board of Directors of the Fund.
**	As a Director, Mr. Glenn serves until his successor is elected and qualified, until December 31 of the year in which he turns 72, or until the earlier of his death, resignation, or removal as provided in the Fund’s by-laws, charter or by statute.

22

Share Ownership. Information relating to each Director’s share ownership in the Fund and in all registered funds in the Merrill Lynch family of funds that are overseen by the respective Director (“Supervised Merrill Lynch Funds”) as of December 31, 2001, is set forth in the chart below.

Name	Aggregate Dollar Range of Equity in the Fund	Aggregate Dollar Range of Securities in Supervised Merrill Lynch Funds
Interested Director:
Terry K. Glenn	None	over $100,000
Non-Interested Directors:
Ronald W. Forbes	None	over $100,000
Cynthia A. Montgomery	None	$10,001-$50,000
Charles C. Reilly	None	over $100,000
Kevin A. Ryan	None	over $100,000
Roscoe S. Suddarth	None	over $100,000
Richard R. West	None	over $100,000
Edward D. Zinbarg	None	over $100,000

As of October , 2002, the Directors and officers of the Fund as a group owned an aggregate of less than 1% of the outstanding common stock of the Fund. As of December 31, 2001, none of the non-interested Directors of the Fund nor any of their immediate family members own beneficially or of record any securities of Merrill Lynch & Co., Inc. (“ML & Co.”).

Compensation of Directors/Trustees

The Trust pays each non-interested Director/Trustee a combined fee of $4,400 per year for service on the Board and on the Committee, plus $325 per in-person Board meeting attended and $325 per in-person Committee meeting attended. Each of the Co-Chairmen of the Committee receives an additional fee of $1,000 per year. The Trust reimburses each non-interested Director/Trustee for his or her out-of-pocket expenses relating to attendance at Board and Committee meetings.

For the fiscal year ended August 31, 2002, fees and expenses paid to non-interested Directors/Trustees that were allocated to the Fund and the Trust aggregated $0 and $47,258, respectively.

The following table shows the compensation earned by the non-interested Directors/Trustees for the fiscal year ended August 31, 2002 and the aggregate compensation paid to them by all MLIM/FAM-advised funds for the calendar year ended December 31, 2001.

Name	Compensation from Trust	Pension or Retirement Benefits Accrued as Part of Fund Expense	Aggregate Compensation from Fund and Other MLIM/FAM- Advised Funds
Ronald W. Forbes*	$7,500	None	$293,400
Cynthia A. Montgomery	$6,100	None	$234,567
Charles C. Reilly*	$7,500	None	$293,400
Kevin A. Ryan	$6,500	None	$261,067
Roscoe S. Suddarth	$6,500	None	$250,633
Richard R. West	$6,500	None	$298,567
Edward D. Zinbarg	$6,500	None	$250,633

*	Co-Chairman of the Committee.

23

5. Code of Ethics.

The Board of Trustees of the Trust has approved a Code of Ethics under Rule 17j-1 of the 1940 Act that covers the Trust and the Trust’s adviser. The Code of Ethics establishes procedures for personal investing and restricts certain transactions. Employees subject to the Code of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Trust.

The code of ethics can be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C., that information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-202-942-8090, the codes of ethics are available on the EDGAR Database on the Commission’s Internet site at http:/www.sec.gov and that copies of these codes of ethics may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the Commission’s Pubic Reference Section, Washington, D.C. 20549-0120.

Item 19. Control Persons and Principal Holders of Securities.

1. and 2. As of December 1, 2002, the Merrill Lynch Fund II, a Maryland corporation, owned 100% of the beneficial interests in the Trust.

3. As of December 1, 2002, the officers and Trustees of the Trust as a group (12 persons) owned an aggregate of less than 1% of the outstanding shares of common stock of ML & Co., Inc. and owned an aggregate of less than 1% of the outstanding beneficial interests in the Trust.

Item 20. Investment Advisory and Other Services.

The following information supplements and should be read in conjunction with Item 9 in the Trust’s Part A.

Information relating to the investment management and other services provided to the Trust or on behalf of the Trust is incorporated herein by reference from the section entitled “INVESTMENT ADVISORY AND ADMINISTRATIVE ARRANGEMENTS” and from the section entitled “GENERAL INFORMATION” in the Merrill Lynch Registration Statement. The following list identifies the specific sections and sub-sections in each Fund’s Registration Statement under which the information required by Item 20 of Form N-2 may be found. Each listed section is incorporated herein by reference.

Form N-2 Item No.	Sections Incorporated by Reference from the Merrill Lynch Registration Statement
Item 20(1)	Investment Advisory and Administrative Arrangements
Item 20(2)	Investment Advisory and Administrative Arrangements
Item 20(3)	Not Applicable
Item 20(5)	Not Applicable
Item 20(6)	General Information
Item 20(7)	General Information
Item 20(8)	General Information

4. FAMD, P.O. Box 9011, Princeton, New Jersey, 08543-9081, an affiliate of FAM, acts as placement agent for the Trust pursuant to a placement agent agreement (the “Placement Agent Agreement”). Under the Placement Agent Agreement, FAMD receives no compensation for acting as placement agent for the Trust.

24

Item 21. Brokerage Allocation and Other Practices.

Information relating to portfolio securities and brokerage allocation for or on behalf of the Trust is incorporated herein by reference from the section entitled “PORTFOLIO TRANSACTIONS” in the Merrill Lynch Registration Statement.

Item 22. Tax Status.

Because the Trust intends to qualify as a partnership for federal income tax purposes, the Trust should not be subject to any income tax. Based upon the status of the Trust as a partnership, a Feeder Fund will take into account its share of the Trust’s net income, capital gains, losses, deductions and credits in determining its income tax liability. The determination of a Feeder Fund’s share of the Trust’s ordinary income, capital gains, losses, deductions and credits will be made in accordance with the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”).

The Trust’s taxable year-end is August 31 of each calendar year. Although the Trust will not be subject to Federal income tax, it will file appropriate Federal income tax returns.

It is intended that the Trust’s assets, income and distributions will be managed in such a way that a Feeder Fund will be able to satisfy the requirements of Subchapter M of the Code for qualification as a regulated investment company (“RIC”) assuming investment of all of its investable assets in the Trust. Thus, consistent with its investment objectives, the Trust will meet the income and diversification of assets tests of the Code applicable to RICs. The Trust has received a ruling from the Internal Revenue Service that Feeder Funds that are RICs will be treated as owners of their proportionate shares of the Trust’s assets and income for purposes of these tests, subject to certain adjustments. Any prospective Feeder Fund which is a RIC agrees that, for purposes of determining its required distribution under Code Section 4982(a), it will account for its share of items of income, gain, loss, deduction and credit of the Trust as they are taken into account by the Trust.

The Trust may be subject to a tax on dividend or interest income received from securities of a non-U.S. issuer withheld by a foreign country at the source. The United States has entered into tax treaties with many foreign countries which may entitle the Trust to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Trust’s assets to be invested within various countries is not known.

The Federal income tax rules governing the taxation of interest rate swaps are not entirely clear and may require the Trust to treat payments received under such arrangements as ordinary income and to amortize payments under certain circumstances. Additionally, because the treatment of swaps under the RIC qualification rules is not clear, the Trust will limit its activity in this regard in order to allow the Feeder Funds to maintain their qualification as RICs.

The Code requires a RIC to pay a nondeductible 4% excise tax to the extent that the RIC does not distribute during each calendar year 98% of its ordinary income, determined on a calendar year basis, and 98% of its net capital gain, determined, in general, on an October 31 year-end basis plus certain undistributed amounts from previous years. The Trust intends to distribute its income and capital gains to its RIC investors so as to enable such RICs to minimize imposition of the 4% excise tax. There can be no assurance that sufficient amounts of the Trust’s taxable income and capital gains will be distributed to avoid entirely the imposition of the tax on RIC investors. In such event, a RIC investor will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Trust through a RIC Feeder Fund.

Item 23. Financial Statements.

The audited financial statements of the Trust are incorporated in this Part B by reference to the August 31, 2002 Annual Report of the Merrill Lynch Fund II. You may request a copy of the Annual Report at no charge by calling (800) 637-3863 between 8:30 a.m. and 5:30 p.m. Eastern time on any business day.

25

PART C. OTHER INFORMATION

Item 24. Financial Statements and Exhibits

(1) Financial Statements

Schedule of Investments as of August 31, 2002.*

Statement of Assets and Liabilities as of August 31, 2002.*

Statement of Operations for the fiscal year ended August 31, 2002.*

Statement of Changes in Net Assets for the period October 6, 2000 (commencement of operations) to   August 31, 2001 and the fiscal year ended August 31, 2002.*

Statement of Cash Flows for the fiscal year ended August 31, 2002.*

Financial Highlights for the fiscal year ended August 31, 2002 and for period October 6, 2000 (commencement of operations) to August 31, 2001.*

*	Incorporated by reference to the Merrill Lynch Fund II’s Annual Report to Shareholders for the year ended August 31, 2002 filed with the Securities and Exchange Commission on October 29, 2002 pursuant to Rule 30b2-1 under the Investment Company Act of 1940, as amended (“1940 Act”).

(2) Exhibits

(a)	(1)	—	Certificate of Trust, dated May 9, 2000. (d)
	(2)		Certificate of Amendment, dated June 7, 2000. (d)
	(3)	—	Amended and Restated Declaration of Trust, dated June 8, 2000. (d)
(b)		—	By-Laws of the Registrant. (d)
(c)		—	None.
(d)		—	Portions of the Amended and Restated Declaration of Trust and By-Laws of the Registrant defining the rights of holders of interests in the Registrant. (a)
(e)		—	None.
(f)		—	None.
(g)		—	Form of Investment Advisory Agreement between the Registrant and Fund Asset Management, L.P. (“FAM”). (d)
(h)	(1)	—	Form of Placement Agent Agreement between the Registrant and FAM Distributors, Inc. (d)
	(2)	—	Form of Subscription Agreement for the acquisition of interests in the Registrant. (d)
(i)		—	None.
(j)		—	Form of Custody Agreement between the Registrant and The Bank of New York. (d)
(k)	(1)	—	Form of Credit Agreement between the Registrant and a syndicate of banks and certain other parties. (b)
	(2)	—	Form of Administrative Services Agreement between the Registrant and State Street Bank and Trust Company. (e)
(l)		—	None.
(m)		—	None.
(n)		—	Consent of Deloitte & Touche LLP, independent auditors for the Registrant.
(o)		—	None.
(p)		—	Certificate of Merrill Lynch Senior Floating Rate Fund II, Inc. (d)
(q)		—	None.
(r)		—	Code of Ethics. (c)

(a)	Reference is made to Article I (Sections 1.1 and 1.2), Article II (Sections 2.2, 2.4 and 2.7), Article III (Sections 3.2, 3.4, 3.8, 3.10, 3.11 and 3.12), Article V (Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9 and 5.10), Article VI, Article VII (Sections 7.1 and 7.2), Article VIII (Sections 8.1, 8.3 and 8.6), Article IX, Article X (Sections 10.2, 10.3, 10.4 and 10.5) and Article XI (Sections 11.2, 11.4 and 11.6) of the Registrant’s Amended and Restated Declaration of Trust, filed as Exhibit a(3) to the Registration Statement; the Certificate of Trust, filed as Exhibit a(1) to the Registration Statement; and Article I, Article III (Sections 3.7 and 3.10) and Article VI (Section 6.2) of the Registrant’s By-Laws, filed as Exhibit b to the Registration Statement.
(b)	Incorporated by reference to Exhibit b to the Issuer Tender Offer Statement on Form Schedule TO of Merrill Lynch Senior Floating Rate Fund, Inc. (File No. 333-39837), filed on December 14, 2001.
(c)	Incorporated by Reference to Exhibit 15 to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of Merrill Lynch Middle East/Africa Fund, Inc. (File No. 33-55843), filed on March 29, 2000.
(d)	Incorporated by reference to Exhibit 7 to Post-Effective Amendment No. 13 on Form N-1A of The Asset Program, Inc. (File No. 33-53887), filed on March 21, 2002.
(e)	Incorporated by reference to Exhibit 8(d) to Post Effective Amendment No. 1 to the Registration Statement of Form N-1A of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775) field on March 20, 2001.

C-1

Item 25. Marketing Arrangements.

See Exhibits (h)(1) and (h)(2).

Item 26. Other Expenses of Issuance and Distribution.

Not Applicable

Item 27. Persons Controlled by or Under Common Control with the Trust.

As of the date of this registration statement Merrill Lynch Senior Floating Rate II Fund, Inc. (the “Merrill Lynch Fund”) owns 100% of the beneficial interests in the Registrant.

Item 28. Number of Holders of Securities.

	Title of Class	Number of Holders at December 1, 2002
	Shares of Common Stock, par value $0.10 per share	1

Item 29. Indemnification.

Reference is made to Section 17(h) and (i) of the 1940 Act, and pursuant to Sections 8.2, 8.3 and 8.4, of Article VIII of the Registrant’s Amended and Restated Declaration of Trust (the “Declaration of Trust”) (Exhibit 1(b) to this Registrant Statement), Trustees, officers, employees and agents of the Trust will be indemnified to the maximum extent permitted by Delaware law and the 1940 Act.

Article VIII, Section 8.1 provides, inter alia, that no Trustee, officer, employee or agent of the Registrant shall be liable to the Registrant, its Holders, or to any other Trustee, officer, employee or agent thereof for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust) except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

Article VIII, Section 8.2 of the Registrant’s Declaration of Trust provides:

The Trust shall indemnify each of its Trustees, officers, employees and agents (including persons who serve at its request as directors, officers or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Trustee, officer, employee or agent, except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties; provided, however, that as to any matter disposed of by a compromise payment by such Person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition or, in the absence of a judicial determination, by a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that he did not engage in such conduct, which determination shall be made by a majority of a quorum of Trustees who are neither Interested Persons of the Trust nor parties to the action, suit or proceeding, or by written opinion from independent legal counsel approved by the Trustees. The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled; provided that no Person may satisfy any right of indemnity or reimbursement granted herein or to which he may be otherwise entitled except out of the Trust Property. The Trustees may make advance payments in connection with indemnification under this Section 8.2; provided that any advance payment of expenses by the Trust to any Trustee, officer, employee or agent shall be made only upon the undertaking by such Trustee, officer, employee or agent to repay the advance unless it is ultimately determined that he is entitled to indemnification as above provided, and only if one of the following conditions is met:

(a) the Trustee, officer, employee or agent to be indemnified provides a security for his undertaking; or

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(b) the Trust shall be insured against losses arising by reason of any lawful advances; or

(c) there is a determination, based on a review of readily available facts, that there is reason to believe that the Trustee, officer, employee or agent to be indemnified ultimately will be entitled to indemnification, which determination shall be made by:

(i) a majority of a quorum of Trustees who are neither Interested Persons of the Trust nor parties to the Proceedings; or

(ii) an independent legal counsel in a written opinion.

Article VIII, Section 8.3 of the Registrant’s Declaration of Trust further provides:

Nothing contained in Sections 8.1 or 8.2 hereof shall protect any Trustee or officer of the Trust from any liability to the Trust or its Holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Nothing contained in Sections 8.1 or 8.2 hereof or in any agreement of the character described in Section 4.1 or 4.2 hereof shall protect any Investment Adviser to the Trust against any liability to the Trust to which he would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties to the Trust, or by reason of his or its reckless disregard to his or its obligations and duties under the agreement pursuant to which he serves as Investment Adviser to the Trust.

As permitted by Article VIII, Section 8.6, the Registrant may insure its Trustees and officers against certain liabilities, and certain costs of defending claims against such Trustees and officers, to the extent such Trustees and officers are not found to have committed conduct constituting conflict of interest, intentional non-compliance with statutes or regulations or dishonest, fraudulent or criminal acts or omissions. The Registrant will purchase an insurance policy to cover such indemnification obligation. The insurance policy also will insure the Registrant against the cost of indemnification payments to Trustees and officers under certain circumstances. Insurance will not be purchased that protects, or purports to protect, any Trustee or officer from liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

The Registrant hereby undertakes that it will apply the indemnification provisions of its Declaration of Trust and By-Laws in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of such Act remain in effect and are consistently applied.

Item 30. Business and Other Connections of the Investment Adviser.

See Item 9 in Part A and Item 20 in Part B of the Trust’s Registration Statement regarding the business of the Investment Adviser. Information relating to the business, profession, vocation or employment of a substantial nature engaged in by the Investment Adviser or any of its respective officers and directors during the past two years is incorporated herein by reference from Item 30 in Part C of the Registration Statement on Form N-2 of the Merrill Lynch Fund.

Item 31. Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act, and the rules thereunder are maintained at the offices of the Registrant, 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

Item 32. Management Services.

Other than as set forth or incorporated by reference in Item 9 of the Trust’s Part A and Items 18 and 20 in Part B of the Trust’s Registration Statement, the Registrant is not a party to any management-related service contract.

Item 33. Undertakings.

Not Applicable.

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SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 18th day of December, 2002.

MASTER SENIOR FLOATING RATE TRUST (Registrant)

By:	/s/ Terry K. Glenn (Terry K. Glenn, President)

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